Exhibit 1

Amendment to the Company’s Proxy Statement

On February 21, 2024, Elbit Systems Ltd. (the “Company”) filed a Current Report on Form 6-K with the U.S. Securities and Exchange Commission and an equivalent report with the Tel Aviv Stock Exchange (the “Original Report”) to report that the Company would convene an Extraordinary General Meeting of Shareholders on April 9, 2024 (the “Meeting”).  Attached to the Original Report was a notice and proxy statement (the “Proxy Statement”) for the Meeting, which included two items on the agenda: (i) the approval of an amended compensation policy of the Company (the “Amended Compensation Policy”), and (ii) the approval of an amended employment agreement of the Company’s President and Chief Executive Officer (“CEO”), Mr. Bezhalel Machlis (the “Amended Employment Agreement”).

In order to accommodate comments received from the market, and following approvals of the Compensation Committee and the Board, the Company intends to revise the Amended Compensation Policy and the Amended Employment Agreement, as follows:

1.
The maximum amount of the annual bonus payable to our CEO, under each of the Amended Employment Agreement and the Amended Compensation Policy (defined as the “Maximum CEO’s Annual Bonus”), shall be two million five hundred thousand dollars )$2,500,000(.

This change replaces the proposed maximum amount of the CEO annual bonus equal to three million dollars ($3,000,000) that was proposed to be paid under each of the Amended Employment Agreement and the Amended Compensation Policy, which were included in the Proxy Statement to the Original Report.

2.
In the section titled "Neutralization of Extraordinary Events" in the Amended Compensation Policy, it will be clarified that a unanimous vote in favor of neutralization by each of the Compensation Committee and the Board will be required for any neutralization under such section.

The Amended Compensation Policy and the Amended Employment Agreement are not otherwise modified. All shareholders voting at the Postponed Meeting (defined below) shall be voting on the agenda items as otherwise described in the Proxy Statement in the Original Report.

Postponement of the Company’s Extraordinary Shareholders Meeting

In addition, in order to allow our shareholders additional time to consider the change described above, the Company hereby announces that the Meeting will be postponed and will take place on the newly scheduled date of Thursday, April 18, 2024, at the same time and place (the “Postponed Meeting”), as indicated in the Proxy Statement.

The record date for the original Meeting – March 4, 2024 – will remain unchanged, and will also be the record date for the Postponed Meeting.

The following dates will apply to the Postponed Meeting:

•
In order to be counted for purposes of voting at the Postponed Meeting, a properly signed proxy card must be received by the Company at least six (6) hours before the Postponed Meeting (i.e., before 8:00 a.m. Israel time, on Thursday, April 18, 2024).

•
Shareholders are able to vote their shares through the ISA electronic voting system, following a registration process, no later than six (6) hours before the Postponed Meeting (i.e., before 8:00 a.m. Israel time, on Thursday, April 18, 2024).

•
Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Monday, April 8, 2024.

•
One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Postponed Meeting by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa 3100401, Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Monday, April 8, 2024. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Postponed Meeting agenda, a revised agenda will be published by the Company.

Except as set forth above, the Proxy Statement has not been otherwise modified, and shall remain in force as filed with the Original Report.

About Elbit Systems

Elbit Systems is a leading global defense technology company, delivering advanced solutions for a secure and safer world. Elbit Systems develops, manufactures, integrates and sustains a range of next-generation solutions across multiple domains.

Driven by its agile, collaborative culture, and leveraging Israel’s technology ecosystem, Elbit Systems enables customers to address rapidly evolving battlefield challenges and overcome threats.

Elbit Systems employs approximately 19,000 people in dozens of countries across five continents. In 2023, the Company reported approximately $6.0 billion in revenues and an order backlog of $17.8 billion.

For additional information, visit: https://elbitsystems.com, follow us on Twitter or visit our official Facebook, Youtube and LinkedIn Channels.

Company Contact:

Dr. Yaacov (Kobi) Kagan, Executive VP - CFO
Tel:  +972-77-2946663
kobi.kagan@elbitsystems.com

Dr. David Ravia, Investor Relations
Tel: +972-77-2947169
david.ravia@elbitsystems.com

Dalia Bodinger, VP, Communication & Brand
Tel: 972-77-2947602
dalia.bodinger@elbitsystems.com

This press release may contain forward‑looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Israeli Securities Law, 1968) regarding Elbit Systems Ltd. and/or its subsidiaries (collectively the Company), to the extent such statements do not relate to historical or current facts. Forward-looking statements are based on management’s current expectations, estimates, projections and assumptions about future events. Forward‑looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions about the Company, which are difficult to predict, including projections of the Company’s future financial results, its anticipated growth strategies and anticipated trends in its business.  Therefore, actual future results, performance and trends may differ materially from these forward‑looking statements due to a variety of factors, including, without limitation: scope and length of customer contracts; governmental regulations and approvals; changes in governmental budgeting priorities; general market, political and economic conditions in the countries in which the Company operates or sells, including Israel and the United States, among others, including the duration and scope of the current war in Israel, and the potential impact on our operations; changes in global health and macro-economic conditions; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; changes in the competitive environment; and the outcome of legal and/or regulatory proceedings. The factors listed above are not all-inclusive, and further information is contained in Elbit Systems Ltd.’s latest annual report on Form 20-F, which is on file with the U.S. Securities and Exchange Commission. All forward‑looking statements speak only as of the date of this release. Although the Company believes the expectations reflected in the forward-looking statements contained herein are reasonable, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company does not undertake to update its forward-looking statements.

Elbit Systems Ltd., its logo, brand, product, service and process names appearing in this release are the trademarks or service marks of Elbit Systems Ltd. or its affiliated companies.  All other brand, product, service and process names appearing are the trademarks of their respective holders.  Reference to or use of a product, service or process other than those of Elbit Systems Ltd. does not imply recommendation, approval, affiliation or sponsorship of that product, service or process by Elbit Systems Ltd. Nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any patent, copyright, trademark or other intellectual property right of Elbit Systems Ltd. or any third party, except as expressly granted herein.